EXHIBIT 5.1

                               OPINION OF COUNSEL

                                                      September 24, 1999

Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA  02451

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We  have  examined  the   Registration   Statement  on  Form  S-8  (the
"Registration Statement") to be filed by Lycos, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about September 24, 1999 in connection with the registration under the Securities Act of 1933, as amended, of 1,188 shares of Lycos' Common Stock reserved for issuance under Lycos' assumed Wired Ventures, Inc. Equity Incentive Plan (the "Plan"). As Lycos' legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by Lycos in connection with the sale and issuance of the foregoing shares under the Plan, (collectively, the "Shares").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable, and no personal liability will attach thereto.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                         Very truly yours,

                         /s/ Hutchins, Wheeler & Dittmar
                         HUTCHINS, WHEELER & DITTMAR,
                         A Professional Corporation